Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Receipt of Shareholder Approval for Opus Bank Acquisition

Irvine, Calif., May 6, 2020 - Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company” or “Pacific Premier”), the holding company of Pacific Premier Bank, announced today that, at a special meeting of the Company’s shareholders held on May 5, 2020, the Company received shareholder approval for the issuance of shares of its common stock in connection with the consummation of the proposed merger with Opus Bank (“Opus”) pursuant to the terms of an Agreement and Plan of Reorganization, dated as of January 31, 2020, by and among the Company, Pacific Premier Bank, and Opus (the “Merger Agreement”). In addition, Opus’s shareholders approved the Merger Agreement and the merger of Opus with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution, at a special meeting of Opus’s shareholders held on May 5, 2020. The closing of the merger, which is currently anticipated to be effective on June 1, 2020, remains subject to the satisfaction of certain customary closing conditions.

Steven R. Gardner, Chairman, President and Chief Executive Officer of Pacific Premier, commented, “We are pleased to have received the approval of our shareholders in connection with our acquisition of Opus, and the approval by Opus’s shareholders. These voting results affirm our belief that the combination of Pacific Premier and Opus will create one of the most attractive commercial banks in the western United States with significant opportunities to enhance the banking experience for the combined institution’s clients and drive increased long-term value for our shareholders.”

About Pacific Premier Bancorp, Inc.

Pacific Premier is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $12 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California as well as markets in the states of Arizona, Nevada and Washington. Through its 40 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of Pacific Premier Bancorp and Opus. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on Pacific Premier’s and Opus’s current expectations and assumptions regarding Pacific Premier’s and Opus’s businesses, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect Pacific Premier’s or Opus’s future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive agreement and plan of reorganization between Pacific Premier and Opus, the outcome of any legal proceedings that may be instituted against Pacific Premier or Opus, delays in completing the transaction, the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and to satisfy any of the conditions to the transaction on a timely basis or at all, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Pacific Premier and Opus do business, the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction, the ability to complete the transaction and integration of Pacific Premier and Opus successfully, the dilution caused by Pacific Premier’s issuance of additional shares of its capital stock in connection with the transaction, and the outbreak of COVID-19 and its effects on the economic and business environments in which Pacific Premier and Opus operate may, which may adversely affect the businesses in which Pacific Premier and Opus are engaged. Except to the extent required by applicable law or regulation, each of Pacific Premier and Opus disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding Pacific Premier, Opus and factors which could affect the forward-looking statements contained herein can be found in Pacific Premier’s

Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its other filings with the SEC, and in Opus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its other filings with the Federal Deposit Insurance Corporation.

Pacific Premier and Opus specifically disclaim any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000